Exhibit 10.3

MASTER DISTRIBUTION AGREEMENT

THIS MASTER DISTRIBUTION AGREEMENT (this “Agreement”), dated effective as of the Final Closing Date of that certain Membership Interest Purchase and Sale Agreement dated January 22, 2024, by and between Excess Telecom, Inc., and KonaTel, Inc. (the “PSA” or the “Purchase Agreement” and such date being the “Effective Date”) is entered into by and among (i) Excess Telecom, Inc., Nevada corporation, having its principal place of business located at 3773 Howard Hughes Parkway, Suite 590S, Las Vegas, Nevada (hereinafter referred to as “Excess Telecom”); (ii) KonaTel, Inc., a Delaware corporation , having its principal place of business located at 500 N. Central Expressway, Suite 202, Plano, Texas 75074 (hereinafter referred to as “Distributor”) and (iii) IM Telecom, LLC, an Oklahoma limited liability company (hereafter “IM Telcom”). Excess Telecom, Distributor and IM Telecom may be referred to herein each individually as a “Party” or collectively as the “Parties.”

WHEREAS, Distributor is in the business of providing marketing assistance for wireless telecommunications services, acquiring and distributing wireless handsets and tablets, shipping such handsets and tablets to customers, and provisioning wireless services pursuant to agreements with third party providers of wireless telecommunications carriers (the “Distribution Services”);

WHEREAS, IM Telecom is in the business of offering and providing wireless telecommunications services subsidized by the federal Lifeline program and state Lifeline programs (“LifeLine”), and the Affordable Connectivity Program (“ACP”) to qualified customers, and offering and providing handsets and tablets compatible with Wireless Services to such qualified customers;

WHEREAS, IM Telecom desires to engage and allow Distributor to perform the Distribution Services as set forth herein, and Distributor desires to be so engaged by IM Telecom;

WHEREAS, pursuant to the Purchase Agreement, Excess Telecom will purchase 100% of the membership interests in and to IM Telecom (the “Membership Interests”) from Distributor, and upon consummation of the Final Closing (as defined in the Purchase Agreement) of the purchase and sale of the sale of the Membership Interests, Excess Telecom will be the sole member of IM Telecom;

WHEREAS, the Parties are parties to that certain Management Services Agreement of even date herewith (the “Management Agreement”) pursuant to which Excess Telecom will perform certain services for IM Telecom until the Final Closing Date (as defined in the Purchase Agreement); and

WHEREAS, the Parties intend that this Agreement will survive the sale of the Membership Interest to Excess Telecom under the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual promises and obligations contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Nature of Business Relationship

The Parties to this Agreement are independent businesses entering into an arms-length contract in keeping with their pre-existing businesses. This Agreement will not be construed to create a partnership, joint venture, employment or franchise relationship among Excess Telecom and IM Telecom, or either of them, and Distributor, and no Party will represent that such a relationship exists. Distributor is solely responsible for all salaries and other compensation of its respective employees, suppliers, subcontractors, and agents, and for making all deductions and withholdings from employees’ salaries and other compensation and paying all contributions, taxes and assessments. Neither Distributor nor its employees, agents, independent contractors and/or subcontractors are entitled to participate in any workers’ compensation, retirement, insurance, stock options or any other benefits afforded to employees of IM Telecom or Excess Telecom. Except as set forth in Section 6.1 and as provided in the Management Agreement, Distributor has no authority to bind IM Telecom or Excess Telecom to a contract, Distributor is not authorized to act as an agent for IM Telecom or Excess Telecom, and Distributor will not represent that such a relationship exists. Except as provided herein, IM Telecom has no authority to bind Distributor to a contract, and IM Telecom is not authorized to act as an agent for the Distributor, and will not represent that such a relationships exists.

2.	Definitions
2.1.	“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. The term “Affiliate” does not include the officers, directors, or employees of a Person, if the Person is a corporation, and does not include the employees of a Person, if the Person is a limited liability company or limited partnership.
2.2.	“Affordable Connectivity Fund” or “ACP” shall refer to the United States government-sponsored program that provides eligible households with a discount on broadband service and connected devices and any similar governmental programs that may be established providing similar service that may replace, expand or modify the current ACP.
2.3.	“Applicable Telecommunications Laws and Regulations” means Federal Communications Act of 1934, as amended, regulations or case law of the FCC, applicable state telecommunications laws, and applicable regulations and case law of state public utility commissions.
2.4.	“DBA” means and includes the names, trade styles, tradenames and lines of business now or hereafter established or created under which the IM Telecom Program is conducted or offered to End Users, including, without limitation, the line of business and doing-business-as operation known as “Infiniti Mobile”.
2.5.	“Distributor End User” means the End Users of IM Telcom as of the Term Start Date and any purchasers of Distributor Products and Wireless Services marketed or distributed by Distributor under this Agreement under the Infiniti Mobile DBA.
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2.6.	“Distributor Products” shall mean the equipment or hardware, including handsets and tablets, distributed by Distributor to Distributor End Users pursuant to this Agreement.
2.7.	“Distributor Services” means the Distributor Wireless Services, Distributor Products, Lifeline services, ACP services and such other ancillary services relating to Lifeline and ACP services offered to Distributor End Users under the Licenses.
2.8.	“Distributor Wireless Services” means wireless telecommunications services subsidized by the federal Lifeline program and states that offer state Lifeline funds, and the ACP, provided by Distributor to Distributor End Users in coordination with Distributor’s underlying carrier(s) under the Licenses.
2.9.	“Effective Date” means the date set forth above.
2.10.	“End User” shall mean each end user of IM Telecom’s (including all DBA’s) Mobile Products and Wireless Services under the Licenses, for example, an individual customer that meets the Lifeline and/or ACP rules and regulations.
2.11.	“IM Telecom End User” means any End User other than (i) Distributor End Users and (ii) any End Users receiving products or services under the Infiniti Mobile DBA.
2.12.	“IM Telecom Products” shall mean the equipment or hardware, including handsets and tablets provided to IM Telecom End Users.
2.13.	“IM Telecom Wireless Services” means wireless telecommunications services subsidized by the federal Lifeline program and states that offer state Lifeline funds, and the ACP, provided by IM Telecom to IM Telecom End Users in coordination with IM Telecom’s underlying carrier(s) and the Licenses.
2.14.	“IM Telecom” means IM Telecom, LLC, an Oklahoma limited liability company.
2.15.	“IM Telecom Program” shall refer to the program in which End Users subscribe to Lifeline or ACP services now or hereafter provided to End Users under the Licenses.
2.16.	“Independent Sales Representatives” (“ISR”) shall mean any individual person that Distributor approves to market the IM Telecom Program to End Users under the Infiniti Mobile DBA.
2.17.	“Infiniti Mobile DBA” means and includes, without limitation, the DBA presently operated by IM Telecom in providing LifeLine and ACP program services under Licenses, together with any alterations, operational combinations or mergers of the Infiniti Mobile DBA with other DBAs that may occur over time, which other DBAs used by Distributor are subject to IM Telecom’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.
2.18.	“Infiniti Mobile Marks” means, collectively, the tradename “Infiniti Mobile” and all related trademarks, service marks, trade names, service names, insignia, symbols, logos, decorative designs and other identifying marks now or hereafter relating thereto.
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2.19.	“Licenses” means the licenses now or hereafter issued under Applicable Telecommunication Laws and Regulations for the operation of the IM Telecom Program and the Infiniti Mobile DBA and the provision of the Wireless Services and sales of the Mobile Products.
2.20.	“Lifeline” shall refer to the federal Lifeline program and other state Lifeline programs, collectively, unless a single Lifeline program is specified.
2.21.	“Person” means any natural person, any unincorporated association, any corporation, any partnership, any joint venture, any limited liability company, any trust, any other legal entity, or any Governmental Authority.
2.22.	“Territory” shall mean all areas where the ACP and/or Lifeline services are approved by under Applicable Telecommunications Laws and Regulations to be offered, and including, without limitation, such other areas that IM Telecom now or hereafter obtains a License to provided Lifeline or ACP services and such areas that IM Telecom now or hereafter markets and distributes its IM Telecom Products and Wireless Services, to members of the general public who qualify for Lifeline and ACP benefits, subject to compliance with IM Telecom’s compliance policies and procedures.
2.23.	“Top-Ups” shall mean a purchase of minutes, text messages, and/or data by End User that in addition to what is included each month in the End User’s Lifeline or ACP plan.
3.	Term and Exclusivity
3.1.	This Agreement will commence as of the Term Start Date (as defined below) and continue for a period of ten (10) years from the date of the Final Closing under the PSA (“Initial Term”). The Initial Term may be renewed for successive two (2) year periods (each a “Renewal Term”) unless a Party serves a notice to terminate (90) days prior to the end of the Initial Term or a Renewal Term. The word “Term” means the Initial Term and any Renewal Terms as provided above.
3.2.	Pursuant to the grant of rights under this Agreement, Distributor or its designated Affiliate shall have the non-exclusive right to provide the Distributor Services using Infiniti Mobile DBA during the Term of this Agreement, subject to the other terms herein. Excess Telecom and IM Mobile reserve the right to engage other distributors within the Territory.
3.3.	KonaTel hereby grants to IM Telecom the non-exclusive, non-transferrable and non-sublicensable right and license to use the Infiniti Mobile Marks and Infiniti Mobile DBA for any purpose that is reasonable or proper in furtherance of this Agreement, and not for use or license for or to any other distributor of IM Telecom without Distributor’s written consent (the “Infiniti License”). The Infiniti License will be irrevocable, subject to termination automatically upon the indefeasible satisfaction of all obligations under this Agreement following the termination or expiration of this Agreement.
3.4.	For purposes of this Agreement and notwithstanding any other provision of this Agreement to the contrary, the obligations of IM Telecom under this Agreement will be assumed by Excess Telecom in the event it dissolves IM Telecom or otherwise transfers IM Telecom’s Licenses.
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3.5.	At any time during the Term, Distributor may provide services to End Users under its own licenses or licenses of its Affiliates and/or cease to procure new Distributor End Users under the IM Telecom DBA and the Licenses.
4.	Termination
4.1.	Either Excess Telecom and IM Telecom, on the one hand, or KonaTel, on the other hand, may terminate this Agreement for the other’s material breach of this Agreement following written notice specifying the nature of such failure or breach, and the opportunity for thirty (30) days to cure the breach unless such failure can be cured, but is not in the determination of the non-breaching Party reasonably susceptible of being cured within said thirty (30) day period (such determination of reasonable being “Cure Period Reasonability”), in which event such a failure shall not constitute a breach of this Agreement if breaching party commences curative action promptly following notice of the breach, and thereafter prosecutes such action to completion with all due diligence and dispatch and actually cures such breach within ninety (90) days.
4.2.	Either Excess Telecom and IM Telecom, on the one hand, or KonaTel, on the other hand, may terminate this Agreement upon written notice to the other Party if the other Party is found by a court of competent jurisdiction to have committed any act of fraud, theft, or files for bankruptcy protection.
4.3.	IM Telecom or Excess Telecom may terminate this Agreement if Distributor or its ISRs perform any act which IM Telecom or Excess Telecom reasonably determines may materially impair, diminish, or otherwise damage, the reputation or goodwill of IM Telecom or Excess Telecom, including without limitation, customer complaints by a Distributor End User that are excessive relative to Excess Telecom’s historic complaint rates, or which on an individual basis are more serious or pejorative that Excess Telecom’s historic complaints, or violations of the Lifeline or ACP rules and regulations which may include in the determination of IM Telecom or Excess Telecom, individually, or in the aggregate, result in any fine, investigation, suspension of the Licenses held by IM Telecom or Excess Telecom, and Distributor is unable to affect or provide adequate remedy within thirty (30) days after receipt of written notice from IM Telecom or Excess Telecom of such event. The Parties agree that the determination of what may injure, or reasonably tend to injure, the reputation or goodwill of the injured Party is a matter in the sole but reasonable discretion of IM Telecom or Excess Telecom and shall be based on customary business practices in the industry and Excess Telecom’s or IM Telecom’s documented policies and procedures.
4.4.	Either Excess Telecom and IM Telecom, on the one hand, or KonaTel, on the other hand, may terminate this Agreement on ninety (90) days’ notice if Distributor obtains its own licenses, or enters into a distribution agreement with another party which hold licenses substantially similar to the Licenses.
4.5.	Either Excess Telecom and IM Telecom, on the one hand, or KonaTel, on the other hand, may terminate this Agreement on thirty (30) days’ notice if there is claimable activity with respect to fewer than Five Thousand (5,000) Distributor End Users in the preceding ninety (90) day period.
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4.6.	Notwithstanding any provision of this Agreement to the contrary, this Agreement may not be terminated for convenience or otherwise without cause by Excess Telecom and/or IM Telecom, provided that the non-renewal of the Term shall not be deemed or construed to be a termination for convenience.
5.	Effect of Termination; Remedies.
5.1.	Upon termination, Distributor shall immediately cease all marketing and distribution efforts with respect to Distributor Products and Distributor Wireless Services under License of IM Telecom or Excess Telecom, and shall immediately cease all marketing and distribution efforts with respect to any other IM Products or IM Mobile Services. Distributor shall maintain all data, records and reports for a minimum of twenty four (24) months after termination and make such data, records and reports available for download to Excess Telecom and IM Telecom at all times.
5.2.	If IM Telecom or Excess Telecom terminates this Agreement for any reason or no reason, Distributor shall be entitled to, at Distributor’s sole cost and expense, including the reasonably fees of professionals of Excess Telecom and IM Telecom in connection with such further acts: (i) receive, within thirty (30) days, the unpaid amount payable under Schedule A of the Agreement as of the date of termination solely to the extent actually received by IM Telecom, (ii) to continue to receive each month, for not more than three (3) years, the recurring compensation as provided on Schedule A for each valid customer secured by Distributor during the term of this Agreement so long as (a) such customer remains active including having usage; and (b) Excess Telecom and/or IM Telecom continues to receive state and federal Lifeline or ACP funding for such customer (and IM Telecom or Excess Telecom, as applicable, shall not intentionally cease to allow receipt of such funding) and (iii) transition the customers in clause (ii) above to another ACP or LifeLine program over such 3-year period; provided, however, the amounts payable pursuant this sentence will in any event continue to be subject to any clawbacks, fines, judgments, penalties, or other financial obligations arising from litigation, audits, or enforcement actions by Governmental Authorities. Excess Telecom and IM Telecom shall cooperate with Distributor in effecting the orderly transfer of customers under clause (iii) above and shall maintain the LifeLine and ACP programs during such transition period.
5.3.	Right of Offset. Excess Telecom and IM Telecom shall have the right to use amounts otherwise payable to Distributor under this Agreement to offset liabilities or monetary damages that IM Telecom or Excess Telecom actually incurs arising from Distributor’s activities in connection with this Agreement, including without limitation clawbacks, fines, judgments, penalties, or other financial obligations arising from litigation, audits, or enforcement actions by Governmental Authorities. Subject to the terms below, Distributor will forfeit, and have no rights to, any amounts so used to offset actual liabilities or damages to the extent incurred by IM Telecom or Excess Telecom. IM Telecom shall, in its regular monthly statements, provide Distributor with adequate detail concerning any charges taken and monies withheld. Upon the termination of this Agreement, all such amounts not used to offset liabilities or damages that IM Telecom or Excess Telecom incurs arising from Distributor’s activities in connection with this Agreement shall be promptly refunded back to Distributor, on the latter of (i) the conclusion of the last active pending investigation or proceeding by a government agency concerning Distributor Products or Wireless Services, and (ii) one (1) year plus five (5) business days
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following the effective date of termination of this Agreement. If IM Telecom or Excess Telecom reasonably determines at the request of Distributor that any clawback, fine, or penalty is subject to meritorious and plausibly responsive contest, it will, at the sole and advance cost and expense of Distributor act in good faith to contest such clawback, fine, or penalty.

6.	Distributor’s Authority & Obligations.
6.1.	Conditional on Distributor’s material compliance with all terms and conditions of this Agreement, IM Telecom makes a limited grant of non-exclusive authority to Distributor as follows:
6.1.1.	IM Telecom grants to Distributor a non-exclusive, non-transferrable, non-sublicensable right to market and distribute Distributor Products and Wireless Services solely within the Territory to members of the general public who qualify for Lifeline and/or ACP benefits, and to enroll properly qualified Lifeline and ACP customers with IM Telecom in accordance with law and with IM Telecom’s approved enrollment process. Any purchasers of Distributor Products and Wireless Services marketed or distributed by Distributor shall be the customers of IM Telecom and not customers of Distributor for purposes of the Licenses and Applicable Telecommunication Laws. Distributor may delegate or perform the Services under this Agreement through current Affiliates of Distributor. All Affiliates and agents of Distributor, current or future, must be approved by IM Telecom prior to beginning marketing activities or activation of customers.
6.1.2.	IM Telecom authorizes Distributor, in Distributor’s discretion, to utilize Distributor’s employees or ISRs within the authorized Territory for the purpose of performing under this Agreement in marketing and distribution of Distributor Products and Distributor Services to End Users, provided that:

6.1.2.1.Except for Distributor’s ability to enroll properly qualified Lifeline and ACP customers on behalf of IM Telecom in accordance with law and with IM Telecom’s enrollment process, neither Distributor nor its employees or ISRs shall have any authority to bind IM Telecom in any manner whatsoever.

6.1.2.2.Distributor is solely responsible for selection of its employees and/or ISRs, for negotiating the terms of any contracts or agreements with such employees or ISRs, and for all payment or compensation to such employees and ISRs.

6.1.2.3.Distributor, its employees, and any ISRs that Distributor engages for the purpose of performing under this Agreement must adhere to all applicable laws, including without limitation federal and state regulations for Lifeline and ACP.

6.1.2.4.Distributor shall adhere to FCC guidelines that prohibit payment of commissions for enrollment representatives and adhere to IM Telecom audit requests for verification of compensation method.

6.2.	Excess Telecom and IM Telecom each acknowledge and agree that, subject to the Infiniti License, Distributor owns all rights in and to the Infiniti Mobile Marks and will use the Infinity Mobile Marks in connection with the Distributor Services and advertising to potential End
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Users, subject in each case to industry standard guidelines that IM Telecom or Excess Telecom may update through notices sent to Distributor from time to time for purposes of maintaining compliance with Applicable Telecommunications Laws and Regulations and the Licenses; provided, that any such guidelines provided by IM Telecom Excess Telecom shall be reasonable and consistent with guidelines followed by IM Telecom or Excess Telecom in its own business operations. IM Telecom and Excess Telecom shall not, in any manner, represent that either has any ownership in the Infiniti Mobile Marks, and IM Telecom and Excess Telecom acknowledge that the use of the Infiniti Mobile Marks shall not create in IM Telecom’s or Excess Telecom’s favor any right, title or interest in and to the Infiniti Mobile Marks but all uses of the Infiniti Mobile Marks pursuant to this Agreement, if any, shall inure to the benefit of Distributor. Neither IM Telecom nor Excess Telecom shall have any right to use any of the Infiniti Mobile Marks under this Agreement, except solely in furtherance of the express terms hereof. Distributor may, in its sole discretion assign the Infiniti Mobile Marks to any third party, provided, that such assignment of the Infiniti Mobile Marks will not be deemed or construed to be an assignment or transfer by KonaTel of this Agreement or any rights, privileges, or obligations arising hereunder.

6.3.	During the term of this Agreement, Distributor shall have the right to, (i) facilitate the enrollment of End Users in the IM Telecom Program under the Licenses for the provision of Distributor Services, (ii) provide areas to display “point of sale” materials for implementing the IM Telecom Program and procuring customers for Distributor thereunder, (iii) implement and maintain reasonable physical, technical, administrative, and organizational safeguards to protect against unauthorized access to, or unauthorized destruction, use, modification, or disclosure of, Confidential Information, (iii) procure compatible devices and tablets in accordance with FCC and USAC rules and regulations, and to activate service for Distributor End Users on the appropriate network(s) of Distributor’s underlying carrier(s).
6.4.	Distributor acknowledges that a breach by Distributor of this Agreement with respect to the Licenses under this Section 6 would cause IM Telecom and Excess Telecom irreparable damages, for which an award of damages would not be adequate compensation and agrees that, in the event of such breach or threatened breach, IM Telecom and Excess Telecom will be entitled to equitable relief, including a restraining order, injunctive relief, specific performance and any other relief that may be available from any court without necessity of bond or proof of actual damages, in addition to any other remedy to which IM Telecom or Excess Telecom may be entitled at law or in equity. Such remedies shall not be deemed to be exclusive but shall be in addition to all other remedies available at law or in equity, subject to any express exclusions or limitations in this Addendum or the Agreement to the contrary.
7.	Additional Distributor Obligations, Duties, and Warranties
7.1.	Distributor shall perform its duties under this Agreement in a legal, professional and ethical manner and in compliance with all applicable laws, rules, regulations, and orders of the United States, and any other relevant government agencies (including, without limitation, the Federal Communications Commission (“FCC”), the Universal Service Administrative Company (“USAC”) and state utilities/public service commissions) with jurisdiction over either Party or its activities in the performance of its obligations under this Agreement. The parties specifically agree that state and federal rules governing the federal Lifeline program as established by 47
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U.S.C. §254 and 47 C.F.R. § 54.400-417, apply to the activities of Distributor, IM Telecom, and Excess Telecom.

7.2.	Distributor agrees (i) to comply with any and all policies and procedures prescribed by the regulatory authorities governing Lifeline and ACP for the solicitation and enrollment of End Users on the IM Telecom Program, and (ii) to comply with any and all standards regarding the Distributor Products as set forth by the regulating authorities of Lifeline and ACP.
7.3.	Neither Distributor, nor any of its sales personnel, employees, agents or representatives are authorized to, and will not, make any, representation, warranty or covenant, whether in writing or orally, on behalf of IM Telecom or Excess Telecom, other than as approved by IM Telecom or Excess Telecom in writing, in advance of the delivery of such representation, warranty, or covenant. Distributor shall not commit any act or omission that it knows, or reasonably should know, may reflect unfavorably on IM Telecom or Excess Telecom or otherwise diminish or impair its reputation or goodwill. Distributor shall not misrepresent any prices, products, services or other matters offered by IM Telecom or Excess Telecom, including, without limitation, with respect to ; provided, that, solely to the extent any misrepresentation is may actually be fully cured by doing so, Distributor may remedy any such misrepresentation by undertaking a corrective plan, including, without limitation, offering concessions at KonaTel’s direct expense to all adversely affected End Users, that is reasonably acceptable to IM Telecom or Excess Telecom. Distributor shall require all of its employees, ISRs, and subcontractors or independent contractors to abide by all of the requirements of this Agreement. Distributor shall cooperate with IM Telecom and Excess Telecom to resolve any actual, or potential, instances of non-compliance with the policies and procedures as set forth by the regulatory authorities, IM Telecom, or Excess Telecom governing Lifeline and ACP. Distributor further acknowledges that enrollment of Distributor End Users must be materially consistent with IM Telecom or Excess Telecom procedures and policies.
7.4.	Distributor agrees to meet with IM Telecom or Excess Telecom representatives periodically when reasonably requested by IM Telecom or Excess Telecom to discuss marketing and distribution activities, provisioning issues, problem resolution, and/or other topics related to the Parties’ performance under this Agreement.
7.5.	Distributor shall assure that all ISRs signed up by the Distributor are familiar with all federal and state regulations, and policies and procedures of IM Telecom and Excess Telecom, and will distribute IM Telecom Products and Wireless Services in compliance therewith, prior to such ISRs marketing or distributing any Mobile Products to End Users. Excess Telecom offers a voluntary training for individuals who wish to distribute IM Telecom Products and Wireless Services, and any of Distributor’s ISRs may participate in such Excess Telecom voluntary training if they so elect. Distributor shall timely respond to all questions, problems or other issues of ISRs, and shall visit all Distributor ISRs, as needed, to confirm compliance with state and federal regulations for Lifeline and ACP. If IM Telecom or Excess Telecom determines in its reasonable discretion that an ISR is not complying with ACP and/or Lifeline rules, or IM Telecom or Excess Telecom policies and procedures, Distributor must not circumvent IM Telecom’s or Excess Telecom’s termination of access to IM Telecom and Excess Telecom systems by such ISR , IM Telecom or Excess Telecom may terminate any such ISR’s system access.
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7.6.	Distributor will provide customer service representatives at the sole expense of Distributor to serve Distributor End Users (including without limitation Distributor’s ISRs).
7.7.	Distributor, at its sole expense, will provide Distributor Products to Distributor End Users who have been acquired by Distributor or Distributor’s representatives. Such Distributor Products will be activated only upon Distributor End User’s qualification for Lifeline or ACP. Such handsets or tablets will be enabled to provide Distributor End Users access to emergency (E-911) services and will meet all applicable governmental standards and regulations (including standards pertaining to disabled customers). All tablets must be approved by USAC or the FCC before being distributed for the ACP. Distributor agrees to any and all inspections required by IM Telecom or Excess Telecom to ensure compliance with this provision. Distributor will be responsible for all costs related to maintaining the Distributor Products.
7.8.	Distributor will pay all income taxes on compensation received pursuant to this Agreement and will further pay all use, sales, value-added, and ad valorem taxes on property owned and used by Distributor in fulfilling Distributor’s duties under this Agreement. Distributor will also pay any and all payroll taxes for its employees who may be engaged in activities to fulfill Distributor’s duties under this Agreement.
7.9.	Distributor shall be solely responsible for all expenses incurred in Distributor’s performance under this Agreement, including without limitation the costs of materials used for marketing and distribution, and travel expenses. Distributor shall be responsible for marketing and marketing costs, and for developing and utilizing effective marketing techniques and materials.
7.10.	All marketing and advertising materials must be approved in writing by IM Telecom or Excess Telecom prior to dissemination or use to ensure that they (i) do not misrepresent Distributor Products or Distributor Wireless Services, and (ii) comply with all state or federal rules and regulations. Such approval shall not be unreasonably withheld.
7.11.	Distributor may market, distribute and/or represent IM Telecom’s Products and Wireless Services, in geographic Territories approved by IM Telecom or Excess Telecom.
7.12.	Each of Distributor, on the one hand, and IM Telecom and Excess Telecom, on the other hand, agree that, during the Term and for a period of three (3) years following the Term (the “Restricted Period”), such Party or Parties, and any person or entity acting on behalf of, under the control of or otherwise in affiliation with such Party or Parties, may not directly or indirectly do any of the following: (i) intentionally solicit, call on, divert, take away, influence or induce any of the other Party’s or Parties’ (as the case may be, the “Other Party”) (a) client, customers, or distributors or prospective customers or distributors (wherever located) with respect to goods, products or services that are competitive with the Other Party’s business, or (b) suppliers or vendors or prospective suppliers or vendors (wherever located) to supply materials, resources or services to be used in connection with goods or services that are competitive with those of the Other Party’s business, or in a manner that would materially and adversely affect the Other Party’s relationship with such persons; (ii) hire, solicit, or take away any person or entity who or which was an employee of or service provider or consultant to the Other Party within the twelve (12) month period prior to the date of such hiring, solicitation, or taking away, or is or becomes at any time during the Restricted Period an employee or service provider or consultant
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of the Other Party or any of its affiliates; or (iii) directly or indirectly assist any person or entity to take or attempt or offer to take any of the foregoing actions described in this Section; provided, however, the foregoing provisions of this Section will not be deemed or construed to restrict general solicitations that may, without specific intent, violate the foregoing terms of this Section.

7.13.	Distributor acknowledges and agrees that this twenty-four (24) month non-solicitation provision is reasonable both in time and scope, and that Distributor has received adequate consideration under this Agreement for this provision.
8.	Operational Obligations and Duties of the Parties
8.1.	For Distributor End Users Distributor will provide and manage the services and products of an Operations Support System (“OSS”) provider, a compliance and billing provider, a tax service provider, legal and regulatory affairs provider(s), call center, an airtime service provider, and other administrative duties.
8.2.	Distributor is responsible for paying its underlying carrier(s) for monthly recurring charges for cost of service for Distributor End Users.
8.3.	IM Telecom will submit all necessary forms to USAC for reimbursements for the provision of Lifeline and ACP services and will collect all amounts provided by USAC for all End Users. IM Telecom will further manage all audit requests from any governmental or quasi-governmental entity (such as USAC) pertaining to Lifeline/ACP or service provisioning, usage, and payments and Distributor will participate fully and in a transparent and adequately timely manner as requested by IM Telecom.
8.4.	IM Telecom will review all orders or applications for IM Telecom Products and IM Telecom Wireless Services obtained by Distributor (or Distributor’s ISRs) prior to final acceptance of such customers, and IM Telecom must give its approval to all new prospective customers and be satisfied that such customers are qualified to receive Lifeline or ACP services before any IM Telecom Wireless Services are provided to customers, or before any IM Telecom Mobile Products are provided to End Users. IM Telecom’s review process will be performed in a reasonable and timely manner using best efforts, of a similar nature to those it would normally undertake with its own prospective customers. IM Telecom will promptly communicate all such review processes and results with reasonable specificity to Distributor and Distributor shall have the opportunity to address, substantiate and contest the qualifications of any new prospective customers.
8.5.	IM Telecom shall, at its expense (but without prejudice to Distributor’s obligations under this Agreement), maintain, or cause to be maintained, all Licenses for the IM Telecom Program and provision of the Lifeline and ACP services in good standing during the term of this Agreement.
8.6.	Distributor will be solely responsible for:
8.6.1.	Distributor’s call center operations, including telephone costs, customer service, and review queue;
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8.6.2.	Wages and salaries of Distributor employees;
8.6.3.	Customer management functions, which may include but not limited to:

8.6.3.1.Sending non-usage text and email alerts;

8.6.3.2.30-day non-usage disconnects; and

8.6.3.3.Form 497 reporting.

8.7.	Distributor shall be solely responsible for the payment of all government-imposed taxes, surcharges and fees related to the sale of Distributor Products and Distributor Wireless Services to Distributor End Users, including but not limited to 911 fees and municipal, county, state, or other taxes, as well as any other fees related to the services, subject to Schedule A which is attached hereto.
8.8.	Distributor shall be solely responsible for the procurement of all Distributor Products for enrollment of Distributor End Users.
9.	Payment
9.1.	The agreement of the Parties with respect to compensation and distribution of anticipated revenues (including revenues derived from USAC payments, individual state Lifeline payments, ACP payments, and monthly Top-Ups) and are outlined in Schedule A attached hereto, the terms of which are incorporated herein by reference.
9.2.	Payment of customer-related fees will be based on a flat fee basis, and IM Telecom shall pay Distributor in accordance with Schedule A hereto to compensate Distributor for the duties and obligations provided and fulfilled by Distributor. Specifically, payments made to Distributor shall reflect the Distributor portion of revenue less IM Telecom’s expenses and fees, as set forth in Schedule A. Such payments will be made not later than three (3) business days following IM Telecom’ receipt of amounts received from USAC, and/or individual states, for the provision of Lifeline and ACP services to those customers who have been acquired by Distributor or Distributor’s representatives and who subscribe to Distributor Products and Distributor Wireless Services.
9.3.	Distributor will cooperate fully with IM Telecom in any audit or investigation or request for information by any governmental authority including any quasi-governmental authority such as USAC pertaining to Distributor Products or Distributor End Users and who subscribed to Distributor Products and Distributor Wireless Services. This duty to cooperate will survive any event of termination described in Section 5 or a period of three (3) years.
9.4.	Distributor agrees that any and all payments to be made by IM Telecom or IM Telecom under this Agreement to Distributor shall be subject to a chargeback in the form of deductions from future payments to reimburse IM Telecom for any and all regulatory fines that have been actually assessed to IM Telecom and deemed by a Governmental Authority to be owed, taxes, or fees (including 911 fees) related to providing wireless service to Distributor End Users under the Infiniti Mobile DBA, or chargebacks or adjustments to previous payments made by USAC
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or any other source as a result of findings that customers under the Infiniti Mobile DBA are or were ineligible for Lifeline or ACP services or Mobile Products by the applicable Governmental Authority. If the payments due to Distributor the month following discovery of such fines, taxes, fees, or chargebacks do not completely satisfy all amounts owed to IM Telecom, Distributor will pay the difference directly to IM Telecom within thirty (30) calendar days of notice thereof together will proper supporting documentation, as reasonably determined by IM Telecom. IM Telecom and IM Telecom will use commercially acceptable efforts to negotiate fees and payment terms to mitigate the fines or penalties. Distributor hereby agrees to comply with all IM Telecom or IM Telecom agreed settlements relating to Distributor End Users in accordance this the terms above; provided.

9.5.	In the event of any compliance investigation, audit, or proceeding initiated by a Governmental Authority or as part of an internal regulatory audit which involves any act or omission by Distributor in connection with the performance of the Distributor Services accordance with this Agreement, IM Telecom may, in its sole discretion, withhold any or all payments due to Distributor in accordance with the terms hereof. In the event such compliance investigation is initiated as part of an internal regulatory audit, individual payments may not be withheld for any period in excess of thirty (30) days, provided, that, such period will extend to up to ninety (90) days if IM Mobile or Excess Telecom provide notice that such investigation may reasonably take more than thirty (30) days (such determination being “Investigation Withholding Reasonability”). In the event such investigation, audit, or proceeding results in a determination that Distributor (1) failed to materially comply with any written policy or regulation, or (2) failed to materially comply with any statute, rule, or regulation applicable to Distributor under this Agreement, then Distributor shall forfeit payments owed to Distributor for the sales of IM Telecom Products and IM Telecom Wireless Services which are determined by either IM Telecom or any governmental or quasi-governmental authority (such as USAC) to be invalid, unlawful, or not in compliance with applicable laws or regulations, and to the extent of any and all costs, expenses, damages, or losses incurred by IM Telecom as a result of such failures. IM Telecom’ remedies under this paragraph, including such forfeiture, shall be in addition to any other remedies available to IM Telecom under this Agreement or applicable law. IM Telecom shall give Distributor prompt notice of any such determination for forfeiture, and Distributor may within 30 days after receipt of such notice, (i) file suit for judicial review of the validity of such forfeiture or (ii) initiate the Dispute Resolution procedures in Section 5.5 above. Failure to file such suit or to initiate the Dispute Resolution procedures in Section 5.5 above within said 30-day period will constitute acceptance by Distributor of the forfeiture.
10.	Indemnification
10.1.	Distributor shall indemnify, defend, and hold Excess Telecom and IM Telecom, together with their respective affiliates, and such parties respective shareholders, officers, directors, employees, agents, affiliates, and their respective successors and assigns (“IM Telecom Indemnitees”) harmless from any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees, fees and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers (collectively, “Losses”), incurred by IM Telecom Indemnitees relating to any claim or demand alleged or asserted by a third party that arise from or in connection with, or relate to
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(1) Distributor’s or ISRs exercise of rights or privileges under this Agreement or performance of its obligations pursuant to this Agreement, including but not limited to offering for sale or sale of IM Telecom Products and Wireless Services, (2) any breach of any representation, warranty, covenant, or agreement in this Agreement by Distributor or ISRs, (3) any negligent or willful acts or omissions of Distributor, its employees, agents, or subcontractors resulting in any bodily injury or death to any person or loss, disappearance or damage to tangible or intangible property; (4) any infringement, misuse or misappropriation of any third-party intellectual property rights by Distributor, its employees, agents, or subcontractors; (5) any failure to comply with applicable laws, rules or regulations by Distributor, its employees, agents, or subcontractors; (6) any action initiated by Distributor’s employees, agents, or subcontractors against IM Telecom or Excess Telecom for wages, fringe benefits, other compensation, or similar claims under applicable law; (7) any employment related claims or demands made by the employees or contractors of Distributor, including, without limitation, any claim of co-employment by virtue of Distributor’s exercise of rights and privileges hereunder, or/and (8) any and all fees, costs and expenses, including, without limitation, reasonable attorneys’ fees incurred by or on behalf of IM Telecom or Excess Telecom in the investigation of or defense against any and all the foregoing Claims.

10.2.	The indemnification obligations imposed by this section includes, but is not limited to court costs, punitive or exemplary damages, and reasonable attorney’s fees.
10.3.	Subject to Section 12 below, Disclaimer of Warranties, IM Telecom shall indemnify, defend and hold harmless Distributor, its officers, directors, employees, agents, affiliates, successors and permitted assigns (each, an “Distributor Indemnitees”) against any and all Losses relating to any claim of a third party to the extent primarily resulting from IM Telecom’s gross negligence, willful misconduct or uncured material breach of this Agreement, or to the extent relating to any employment related claims or demands made by the employees or contractors of IM Telecom (excluding any person that is an employee or contractor of IM Telecom, LLC as of the Effective Date, or who or which is engaged at the direction of Distributor); provided, however, to the extent IM Telecom may receive a recovery of Distributor’s Losses from a third party that is not an IM Telecom Indemnitee or an insurer of any of them, IM Telecom will exercise commercially reasonable efforts to provide Distributor with the benefit of such recovery.
11.	Insurance
11.1.	Distributor shall at all times during the term of this Agreement, and for three (3) years thereafter, maintain in full force and effect at its sole expense, a comprehensive general liability insurance policy in protection of Distributor and IM Telecom, its officers, elected officials, boards, agents and employees for any and all damages and penalties which may arise as a result of Distributor’s Services under this Agreement. The policy shall name Distributor as insured and IM Telecom and Excess Telecom as an additional insured and must have a single occurrence limit of not less than two million dollars ($2,000,000), an aggregate limit of not less than three million dollars ($2,000,000). The deductible on the policy shall be no higher than $100,000. The insurance required under this paragraph shall be issued by insurers rated in “Best’s Insurance Guide” with a “General Policyholders Rating” of at least “A-” for “Financial Strength” and a “Financial Size Category” rating of at least X.
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11.2.	Distributor shall procure and maintain workers’ compensation and employer’s liability insurance in accordance with the laws of the state during the term of this Agreement.
11.3.	Distributor shall submit to IM Telecom upon periodic request evidence that Distributor has the insurance required under this Section.
11.4.	Distributor shall ensure that IM Telecom receives at least thirty (30) days’ prior written notice before any policy is cancelled or materially modified to the extent such notice is provided by the applicable insurance in accordance with applicable law. If Distributor fails to obtain the necessary coverages after not less than 30 days’ prior notice to Distributor, IM Telecom may obtain such coverages to the extent reasonable and applicable at Distributor’s expense.
11.5.	Failure to comply with this Section shall constitute a material breach of this Agreement; provided, that Distributor shall have the right to cure such default in accordance with the term of this Agreement, provided, however, during any period for which Distributor is in breach of the terms of this Section 11, the limitations of liability will not apply to any claim for which Distributor is liable or owes indemnification to IM Telecom or any other party.
12.	DISCLAIMER OF WARRANTIES
12.1.	Each Party acknowledges that no Party hereto manufactures or assembles any Mobile Products, and no Party hereto sells or provides any Mobile Products other than code-division multiple access (“CDMA”) or Global System for Mobile Communications (“GSM”) voice-enabled devices, and that no IM Indemnitee has any responsibility, obligation, or liability for any Mobile Products distributed under this Agreement, and provides no warranties for such Mobile Products.
12.2.	THE PARTIES ACKNOWLEDGE THAT THE PRODUCTS AND MOBILE PRODUCTS PROVIDED BY AN IM INDEMNITEE UNDER THIS AGREEMENT ARE PROVIDED “AS IS,” “WITH ALL FAULTS” AND WITHOUT ANY WARRANTY. TO THE MAXIMUM EXTENT PERMITTED BY LAW, IM TELECOM AND EXCESS TELECOM EACH DISCLAIMS ANY AND ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTY OF MERCHANTABILITY AND THE IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, WHETHER ARISING BY A COURSE OF DEALING, USAGE OR TRADE PRACTICE OR COURSE OF PERFORMANCE.
13.	LIMITATION OF LIABILITY
13.1.	SUBJECT TO SECTION 13.2 BELOW, NO PARTY SHALL, UNDER ANY CIRCUMSTANCES, BE LIABLE TO ANOTHER FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, EVEN IF SUCH PARTY HAS BEEN APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING. UNDER NO CIRCUMSTANCES SHALL A PARTY BE LIABLE TO THE OTHER PARTY BEYOND THE AMOUNT IT RECEIVED UNDER THE AGREEMENT.
13.2.	The limitations on liability set forth in Section 13.1 do not apply to liability arising from (1) a Party’s duty to indemnify the other under this Agreement; (2) a breach of a Party’s
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confidentiality obligations under this Agreement; or (3) any infringement, misuse or misappropriation of any Intellectual Property rights in any material respect, including, without limitation any breach by Distributor of Section 6.

13.3.	Subject to the other provisions of this Section 13, Distributor’s sole remedy for breach of this Agreement by IM Telecom will be an action at law for actual damages incurred by Distribution from such breach.
14.	Entire Agreement

This Agreement, including the exhibits and schedules attached hereto and the documents and instruments referred to herein, embodies the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement, and any documents and instruments contemplated hereby, supersedes all prior agreements and undertakings between the Parties with respect to such subject matter. If any term or provision of this Agreement shall be found to be illegal or unenforceable, then notwithstanding such illegality or unenforceability, this Agreement shall remain in full force and effect, and such term or provision shall be deemed to be deleted. The Parties specifically agree that the attached Schedule A and any exhibits are incorporated by reference herein as a part of this Agreement, the same as if set forth in the body hereof.

15.	Amendments

This Agreement may be amended, modified or supplemented only by an instrument in writing executed by the Party against which enforcement of the amendment, modification or supplement may be sought.

16.	Assignment and Assumption

Except as expressly provided below, this Agreement may not be assigned by any Party at any time without the written consent of the other Parties, and any attempt to do so shall be void and of no effect. Notwithstanding the foregoing limitations on the assignment of this Agreement to the contrary, any Party to this Agreement may assign its rights under this Agreement without the consent of the other Parties, if the assignment is made to an Affiliate, or an entity acquiring all or substantially all of its assets or business of such transferring Party; provided, that the transferring Party will, prior to the effectiveness of such assignment, cause such Affiliate or the party acquiring the assets of such transferring Party to assume the obligations of such Party under this Agreement.

17.	Governing Law, Jurisdiction and Venue

This Agreement will be effective and binding only when executed by an authorized representative of each Party. This Agreement shall be governed by the laws of the State of Nevada, and both parties further consent to jurisdiction by the state and federal courts sitting in Clark County in the State of Nevada.

All notices provided under this Agreement must be in writing and will be deemed to be duly given after it has been sent by both electronic mail and First Class U.S. mail to the addresses below, or at such other address as any Party hereto may have furnished to the other Party in writing by pursuant to written notice under this Agreement:

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To: Excess Telecom, Inc. or IM Telecom, LLC

Attn:	Cobby Pourtavosi
3773 Howard Hughes Parkway
Las Vegas, Nevada
Email: pourtavosi@sbcglobal.net

with a copy to:

Lance J.M. Steinhart
Lance J.M. Steinhart, PC
1725 Windward Concourse, Suite 150
Alpharetta, GA 30005
Email: lsteinhart@telecomcounsel.com

and

Matthew E. Wolf, Esq.
Wolf, Rifkin, Shapiro, Schulman & Rabkin, LLP
11400 W. Olympic Blvd., 9th Floor
Los Angeles, California 90064
Email: mewolf@wrslawyers.com

KonaTel, Inc.

Attn:	Chuck Griffin
500 N. Central Expressway, Suite 202
Plano, TX 75074
cgriffin@konatel.inc

and

Kutak Rock, LLC
2001 16th Street, Suite 1800
Denver, CO 80202
Attn: Stephen J. Ismert
Email: stephen.ismert@kutakrock.com
18.	Confidentiality
18.1.	Distributor agrees that it will take all necessary steps in accordance with industry standards to prevent the divulgence to any person or entity: (a) Customer Proprietary Information (CPI), Personally Identifying Information (PII), or Customer Proprietary Network Information (CPNI), or protected health information of any person learned as a result of performing under this Agreement in violation of applicable law; (b) the names, addresses, telephone numbers, or other personal data of IM Telecom’s customers or prospective customers; or (c) the contents of any communications by IM Telecom’s customers.
18.2.	Both Parties agree to keep confidential and not disclose or use, except in performance of its
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obligations under this Agreement, confidential or proprietary information related to each party’s business that is learned in connection with this Agreement, including without limitation: information relating to both Parties’ products or technology, price lists, customer lists (including without limitation the names, addresses, telephone numbers, email addresses or other identifying or contact information pertaining to persons or concerns that are, were, or are likely to become IM Telecom customers), business plans, processes, trade secrets, know-how, ideas, inventions (whether patentable or not), computer programs, names and expertise of employees and consultants, all information relating to customers and customer transactions and other technical, business, financial, customer and product development plans, forecasts, strategies and information, any information about the financial or business affairs of IM Telecom, and any information that by its very nature may be reasonably assumed to be confidential in accordance with industry standards (“Confidential Information”).

18.3.	Each Party shall use reasonable precautions to protect Confidential Information and employ at least those precautions that it employs to protect its own confidential or proprietary information. “Confidential Information” shall not include information either party can document (a) is in or (through no improper action or inaction by Distributor) enters the public domain (and is readily available without substantial effort), or (b) was rightfully in its possession or known by its prior to the receipt from the other Party, or (c) was rightfully disclosed to it by another person without restriction, or (d) is expressly permitted pursuant to this Agreement, (e) was independently developed by Distributor by persons without access to such information and without use of any Confidential Information (f) was required by law or court order. Furthermore, Distributor may disclose the terms and conditions of this Agreement as is necessary in order for Distributor to make any public disclosures required under federal or state securities laws or regulations. Distributor acknowledges and agrees that due to the unique nature of IM Telecom’s Confidential Information, there can be no adequate remedy at law for any breach of its obligations hereunder, that any such breach may allow the Distributor or third parties to unfairly compete with IM Telecom resulting in irreparable harm to IM Telecom, and therefore, that upon any such breach or any threat thereof, IM Telecom shall be entitled to appropriate equitable relief in addition to whatever remedies it might have at law. Distributor will notify IM Telecom in writing immediately upon the occurrence of any unauthorized release of Confidential Information.
18.4.	Except as provided above, neither Party shall disclose the terms of this Agreement to any third party without the prior written consent of the other Party.
18.5.	Any material breach of this Section will constitute a material breach of this Agreement; provided, that if the release of the information described in Section 18.1 above is covered by Distributor’s cyber and technology services insurance policies such release of information shall not constitute a breach under this this Section 18.
19.	Compliance with Laws. The Parties desire and intend that this Agreement and the performance of the Distribution Services hereunder comply fully with all Applicable Telecommunications Laws and Regulations, and this Agreement shall be interpreted and applied in such manner as is consistent with all such laws. If the FCC or any state body of competent jurisdiction determines that any provision of this Agreement violates any communications licenses or the Applicable Telecommunications Laws and Regulations or the Licenses, the Parties shall use their best efforts to immediately bring this Agreement
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into compliance therewith, consistent with the non-violative terms and provisions of this Agreement. It is expressly understood and agreed by the Parties that nothing in this Agreement is intended to give the Distributor any right which would be deemed to constitute a transfer of “control” (as defined in the Applicable Telecommunications Laws and Regulations) of IM Telecom of its Business, any or all of its Licenses, or of one or more of its communications licenses to Distributor.

20.	Miscellaneous
20.1.	Force Majeure. No Party shall be held responsible for any delay or failure to perform hereunder for which delay or failure is due to acts of God, fire, flood, earthquake, ice storms, or other natural disasters, solar flares, explosions, severe weather conditions, national or regional emergencies, insurrections, embargoes, a governmental authority’s failure to timely act, riots or other civil unrest, wars, invasions or hostilities (whether war is declared or not), terrorism threats or acts, strikes, lockouts, labor disputes, labor stoppages or slowdowns. The impacted Party will promptly notify the other in writing of the occurrence and details of any force majeure that has caused, or is likely to cause, the notifying Party to fail to perform its obligations under this agreement and will use diligent efforts to end the failure or delay and ensure the effects of such force majeure event are minimized. Failure of a Party to perform under this agreement due to the occurrence of a force majeure event lasting more than thirty (30) days will, upon twenty-four (24) hours’ written notice to the other Parties hereto, represent a ground for termination by a Party of the service affected by such force majeure, without termination fees or other liability or obligation.
20.2.	No Waiver. The waiver by any Party of any right hereunder, or waiver relative to a failure to perform or breach by the other Parties hereto, will not be deemed as a waiver of any other right hereunder, or a waiver relative to any other or subsequent breach of failure of the other Parties hereto of the same or similar or dissimilar nature.
20.3.	Intellectual Property. Distributor acknowledges and agrees that except as specified herein, Distributor shall have no rights, title or interest in any trademarks, service marks, or other intellectual property (collectively, the “Intellectual Property”) of IM Telecom or Excess Telecom.
20.4.	Counterparts. This Agreement may be executed in several counterparts, all of which taken together, shall constitute a single Agreement between the Parties. Each Party acknowledges that it has read and understood this Agreement and that it has had the opportunity to consult with legal counsel.
20.5.	Headings. The section headings used herein are for reference and convenience only and shall not enter into the interpretation of this Agreement.
20.6.	Survival. Sections 5 (Termination), 9 (Payment), 10 (Indemnification), 11 (Insurance), 13 (Limitation of Liability), 16 (Governing Law, Jurisdiction and Venue) and 18 (Confidentiality), of this Agreement will be deemed to survive the termination or expiration of this Agreement. The Parties further agree that any provisions of this Agreement that by their nature would survive termination shall so survive.
20.7.	No Third-Party Beneficiaries. This Agreement benefits solely the Parties to this Agreement
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and their respective permitted successors and assigns and nothing in this Agreement, express or implied, confers to any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

20.8.	Disputes Generally.
20.8.1.	Upon mutual agreement of the Parties, any dispute arising under this Agreement may be submitted to mediation upon terms and conditions agreed to by the Parties. If, within five (5) business days after a dispute arises, the Parties have not agreed to mediation or if the Parties agree to mediation but mediation is unsuccessful and such dispute is not resolved within fifteen (15) days after submission to mediation, except as otherwise set forth in this Section20.8, any and all disputes, claims and controversies based on, arising out of, under or in connection with this Agreement or the transactions contemplated hereby (including actions arising in contract or tort and any claims by a party against another party related in any way to this Agreement), or any course of conduct, course of dealing, statement (written or verbal) or action of any party, or any exercise by any party of their respective rights under this Agreement or in any way relating to this Agreement that are brought before a forum in which pre-dispute waivers of the right to trial by jury are invalid under applicable law (each, a “Dispute”) shall be settled and resolved by binding arbitration in Las Vegas, Nevada, before a single arbitrator with the JAMS (“JAMS”) pursuant to the then prevailing JAMS Comprehensive Commercial Arbitration Rules and Procedures except as modified by this Agreement. For the avoidance of doubt, any disagreement among the parties as to whether a dispute, claim or controversy is subject to arbitration under the terms of this Agreement shall constitute a Dispute.
20.8.2.	Notwithstanding the choice of JAMS Comprehensive Commercial Arbitration Rules and Procedures, solely in the case of the following Disputes, the Dispute will be resolved pursuant to JAMS Streamlined Commercial Arbitration Rules and Procedures:
20.8.2.1.	Any Dispute solely relating to the determination of Cure Period Reasonability; and
20.8.2.2.	Any Dispute solely relating to the determination of Investigation Withholding Reasonability.
20.8.3.	In reaching a decision on any Dispute, the arbitrator shall be bound by the provisions of this Agreement and by the law that the parties have selected to govern the enforcement and interpretation of this Agreement. The arbitrator’s decision on the Dispute shall be a final and binding determination, and such decision may be confirmed and shall be fully enforceable as an arbitration award in any court having jurisdiction and venue over the parties. The arbitrator shall have exclusive jurisdiction to determine any questions of arbitrability and any such question shall be governed by the Federal Arbitration Act. Each party agrees to accept service of process for all arbitration proceedings in accordance with the notice provisions of this Agreement.
20.8.4.	Nothing in this Section20.8 is intended to restrict or prevent a party from (i) joining any party as a defendant in any action brought by or against a third party; (ii) bringing an action
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in court to effect any attachment or garnishment; (iii) bringing an action in court to compel arbitration as required by this Section20.8, or solely, in the case of IM Telecom or Excess Telecom, (iv) seeking equitable or injunctive relief.

20.8.5.	If a Dispute includes multiple claims, some of which are found not subject to this Agreement, the parties shall stay the proceedings of the Disputes or part or parts thereof not subject to this Agreement until all other Disputes or parts thereof are resolved in accordance with this Agreement. If there are Disputes by or against multiple parties, some of which are not subject to this Agreement, the parties shall sever the Disputes subject to this Agreement and resolve them in accordance with this Agreement.
20.8.6.	During the pendency of any Dispute which is submitted to arbitration in accordance with this Agreement, each of the parties to such Dispute shall bear equal shares of the fees charged and costs incurred by the arbitrator in performing the services described in this Agreement.
20.8.7.	The prevailing party shall be entitled to reasonable costs of arbitration and legal fees, including reasonable attorney fees, expert witness fees, paralegal fees, the fees of the arbitrator and other reasonable costs and disbursements charged to the party by its counsel, in such amount as is determined by the arbitrator.
20.8.8.	THE PARTIES UNDERSTAND THAT EACH PARTY IS CONSENTING TO, AND AGREEING TO PARTICIPATE IN REMOTE PROCEEDINGS WITH RESPECT TO THE ARBITRATION OF ANY DISPUTE, AND FURTHER AUTHORIZES AND DIRECTS THE ARBITRATOR TO COMPEL THE REMOTE PROCEEDINGS OF SUCH ARBITRATION.
20.8.9.	Because each party is giving up the right to litigate any Dispute, each party herein further confirms that it has read and understands the provisions in this Section20.8, and that it has further benefited from the advice of counsel. Additionally, by becoming a party to this Agreement, each party is voluntarily giving up important constitutional rights to trial by judge or jury, as well as rights to appeal. Each party understands that it has the right to have an independent attorney of its choice review this Section20.8, as well as this entire Agreement prior to becoming a party to this Agreement.
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IN WITNESS WHEREOF, the Parties have executed this Agreement by their respective authorized representatives below:

For Excess Telecom, Inc.:

Excess Telecom, Inc. a Nevada corporation

By:	/s/ Cobby Pourtavosi
(signature)

Name:	Cobby Pourtavosi

Title:	Chief Executive Officer

Date:	January 22, 2024

For KonaTel, Inc.:

KonaTel, Inc., a Delaware corporation

By:	/s/ Charles D. Griffin
(signature)

Name:	Charles D. Griffin

Title:	President

Date:	January 22, 2024

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Agreed to and acknowledged by IM Telecom, LLC, an Oklahoma limited liability company.

IM Telecom, LLC, an Oklahoma limited liability company

By:	/s/ Charles D. Griffin
(signature)

Name:	Charles D. Griffin

Date:	January 22, 2024

[TO BE ACKNOWLEDGED ON THE

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SCHEDULE A

SCHEDULE OF EXPECTED REVENUE, FEES, AND EXPENSES

Distributor’s compensation shall be 100% of the amount of funds (revenue) collected from the Lifeline and ACP reimbursement funds each month for each End User acquired by the Distributor (i.e. a Distributor End User) minus the IM Telecom flat monthly fee amounts below for the applicable number of Distributor End Users for the applicable calendar month period below and expenses incurred by IM Telecom in the provision of IM Telecom Products and Wireless Services to the Distributor End Users as follows:

1.	A Flat Fee payable to IM Telecom in the amount of $10,000 if less than 100,000 Distributor End Users of Lifeline (stand-alone), ACP (stand-alone) or Combined LL/ACP (one customer).

2.	A Flat Fee payable to IM Telecom in the amount of $20,000 if 100,000 Distributor End Users but less than 250,000 Distributor End Users of Lifeline (stand-alone), ACP (stand-alone) or Combined LL/ACP (one customer).

3.	A Flat Fee payable to IM Telecom in the amount of $30,000 if 250,000 Distributor End Users or more of Lifeline (stand-alone), ACP (stand-alone) or Combined LL/ACP (one customer).

The Flat Fee amounts above will be determined on a monthly basis and based on the applicable number of Distributor End Users for such monthly period.

Reductions to Payments to Distributor for IM Telecom’s Expenses & Fees		Deducted from IM Telecom’s payments to Distributor
Applicable state and local taxes, fees, and surcharges.	Fees imposed on active Distributor End Users	100% of applicable fees, will be remitted by IM Telecom to Distributor